EXHIBIT 5.2

Opinion of Davis Polk & Wardwell LLP

July 2, 2009

ORIX Corporation

Mita NN Building

4-1-23 Shiba

Minato-ku

Tokyo 108-0014

JAPAN

Ladies and Gentlemen:

We are acting as special United States counsel to ORIX Corporation, a joint stock corporation incorporated under the laws of Japan (the “Company”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on July 2, 2009 by the Company for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”) the sale from time to time of the Company’s debt securities (the “Debt Securities”). The Debt Securities are to be issued pursuant to a debt indenture (the “Indenture”), between the Company and Law Debenture Trust Company of New York, as trustee (the “Trustee”). Capitalized terms used but not defined herein have the meaning assigned to them in the Indenture.

We have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that:

(1) Assuming that the Indenture has been duly authorized, executed and delivered by the Company in connection with the issuance of any Debt Securities insofar as the laws of Japan are concerned, the Indenture has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery of the Indenture by the Trustee and that each of the Trustee and the Company has full power, authority and legal right to enter into and perform its obligations thereunder, the Indenture constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and

(2) Assuming that the Debt Securities have been duly authorized, executed and delivered by the Company insofar as the laws of Japan are concerned, the Debt Securities, when authenticated in accordance with the terms of the Indenture and delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms.

The foregoing opinions are subject to the following qualification:

(a) Our opinions in paragraphs 1 and 2 above are subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion.

In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/    Davis Polk & Wardwell LLP